UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 18, 2024

Aeva Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39204	84-3080757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Ellis Street
Mountain View, California 94043
(650) 481-7070
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	AEVA	New York Stock Exchange LLC
Warrants to purchase one share of common stock	AEVA.WS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

On March 18, 2024, Aeva Technologies, Inc. (“the Company”), filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-5 reverse stock split (the “Reverse Stock Split”) of the Company’s shares of common stock, $0.0001 par value (the “Common Stock”).

As previously disclosed, at its 2023 Annual Meeting of Stockholders held on December 18, 2023 (the “2023 Annual Meeting”), the Company’s stockholders approved a Reverse Stock Split with a ratio of not less than 1-for-2 and not greater than 1-for-30, with the exact ratio and effective time of the Reverse Stock Split, if any, to be determined by our Board of Directors at any time within one year of the date of the 2023 Annual Meeting. On March 8, 2024, the Board of Directors approved a Reverse Stock Split with a ratio of 1-for-5.

Pursuant to the Amendment, the Reverse Stock Split was effective at 4:01 p.m. Eastern Time on March 18, 2024 (the “Split Effective Time”), and the Common Stock will be begin trading on the New York Stock Exchange on a post-split basis when the market opens on March 19, 2024. The Company’s post-split Common Stock has a new CUSIP number, 00835Q202, but the par value and other terms of the Common Stock were not affected. The trading symbol of the Company’s Common Stock will continue to be “AEVA.”

Following the Split Effective Time, every 5 shares of Common Stock issued and outstanding were automatically combined and reclassified into one share of Common Stock. Proportionate adjustments will be made to the number of shares of common stock underlying the Company’s outstanding equity awards, warrants, the number of shares issuable under its equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable. No fractional shares were issued as a result of the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of Common Stock are instead entitled to receive a cash payment (without interest) in an amount equal to their respective pro rata share of the total proceeds of the sale of the aggregated fractional shares net of any brokerage and other costs incurred to sell such shares. The Reverse Stock Split will not affect the number of authorized shares of Common Stock or the par value of the Common Stock.

The Company’s publicly traded warrants will continue to be traded on the New York Stock Exchange under the symbol “AEVA.WS” and the CUSIP number for the warrants will remain unchanged. The terms of outstanding warrants and equity-based awards (including exercise price and number of shares issuable thereunder) were proportionately adjusted, in accordance with the terms of the applicable agreement. Specifically, every 5 shares of Common Stock that may be purchased pursuant to the exercise of warrants prior to the Split Effective Time represents one share of Common Stock that may be purchased pursuant to such warrants following the Split Effective Time. The exercise price for each warrant following the Split Effective Time equals the product of 5 multiplied by the exercise price prior to the Split Effective Time. Accordingly, the exercise price for the Company’s public warrants trading under the symbol “AEVA.WS” is $57.50.

The Reverse Stock Split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity (other than as a result of the treatment of fractional shares). Shortly following the Split Effective Time, stockholders of record will be receiving information from Continental Stock Transfer & Trust Company, the Company’s transfer agent, regarding their stock ownership following the Reverse Stock Split.

Stockholders who hold their shares in brokerage accounts or in “street name” are not required to take any action in connection with the Reverse Stock Split. Their accounts will be automatically adjusted to reflect the number of shares owned.

The foregoing description of the Amendment and the Reverse Stock Split set forth above does not purport to be complete and is qualified in its entirety by reference to the Amendment. A copy of the Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures set forth in Item 3.03 of this Current Report on Form 8-K are incorporated into this Item 5.03 by reference.

Item 8.01. Other Events.

On March 18, 2024, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Aeva Technologies, Inc. filed March 18, 2024.

99.1	Press release dated March 18, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 18, 2024

Aeva Technologies, Inc.

/s/ Soroush Salehian Dardashti
Name:	Soroush Salehian Dardashti
Title:	Chief Executive Officer